UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

 FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 26, 2015

NORTHWEST PIPE COMPANY

(Exact name of registrant as specified in its charter)

OREGON	0-27140	93-0557988
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5721 SE Columbia Way, Suite 200

Vancouver, WA 98661

(360) 397-6250

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 26, 2015, Northwest Pipe Company and its wholly owned subsidiary Permalok Corporation (together, the “Company”) and Bank of America, N.A., entered into a Loan and Security Agreement (the “Agreement”). The Agreement provides for revolving loans and letters of credit in the aggregate amount of up to $60 million, subject to a borrowing base. The borrowing base is calculated by applying various advance rates to eligible accounts receivable, costs and expected earnings in excess of billings, inventories, and fixed assets, subject to various exclusions, adjustments, and sublimits.

Borrowings under the Agreement will bear interest at rates related to LIBOR plus 1.75% to 2.25%, or at Bank of America’s prime rate plus 0.75% to 1.25%. The Agreement will expire on October 26, 2018. Borrowings under the Agreement are secured by substantially all of the Company’s assets.

As of October 26, 2015, the Company has no outstanding borrowings under the Agreement, but did have two outstanding letters of credit issued under the Agreement, in the aggregate amount of $2.1 million. Net borrowing availability at October 26, 2015 was $39.1 million.

The foregoing description of the Loan and Security Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan and Security Agreement which is filed herewith as Exhibit 10.1 to this Report, and is incorporated herein by reference.

Item 1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On October 26, 2015, in conjunction with entering into the Loan and Security Agreement discussed in Item 1.01, the Company terminated the Second Amended and Restated Credit Agreement dated as of October 24, 2012. A copy of this agreement was filed as an exhibit to the Form 8-K filed by the Company on October 29, 2012.

Item 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION (DFO) OR AN OBLIGATION UNDER AN OFF-BALANCE SHEEET ARRANGEMENT

The information in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Exhibit No.	Description
10.1	Loan and Security Agreement dated October 26, 2015, among Northwest Pipe Company, Permalok Corporation and Bank of America, N.A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on October 29, 2015.

NORTHWEST PIPE COMPANY
(Registrant)

By	/S/ Robin Gantt
Robin Gantt,
Senior Vice President, Chief Financial Officer and Corporate Secretary